Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form F-1 of Founder Group Limited, of our report dated September 20, 2024 relating to our audit of the consolidated statements of financial position of Founder Group Limited as of December 31, 2023 and 2022 and the related consolidated statement of profit and loss, and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2023 and 2022 and the related notes included herein. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia

September 20, 2024